UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 15, 2014

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2014, Verastem, Inc. (the “Company”) entered into a lease agreement with Intercontinental Fund III 117 Kendrick Street, LLC, as landlord, for approximately 15,197 square feet of space at 117 Kendrick Street in Needham, Massachusetts (the “Lease Agreement”). The Company intends to use the leased premises as its corporate headquarters and for laboratory purposes. The lease term commences on April 15, 2014. The Company must commence rent payments under the Lease Agreement on the earlier of: (i) December 1, 2014, or (ii) the date on which the initial improvements to build out the leased space are substantially complete (the “Rent Commencement Date”). The lease term expires on the last day of the 60th full month following the Rent Commencement Date. The Company has agreed to pay an initial annual base rent of approximately $492,838.71, which base rent increases after every twelve-month period during the lease term to $553,626.71 for the last twelve-month period. The Company has also agreed to pay its proportionate share of increases in operating expenses and property taxes for the building in which the leased space is located. The Lease Agreement provides the Company with an allowance of $683,865 to be used by the Company to cover costs associated with the initial build out of the leased space. The Lease Agreement allows the Company an option to renew the lease term for one additional five-year period at the prevailing market rental rate at the end of the initial term.

The Company has provided a security deposit in the form of a letter of credit in the amount of $202,626.67, which amount may be reduced to $162,101.33 on April 15, 2016.

The foregoing description of the lease is not complete and is qualified in its entirety by reference to the full text of such lease, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: April 18, 2014	By:	/s/ John B. Green
John B. Green
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease Agreement between Verastem, Inc. and Intercontinental Fund III 117 Kendrick Street, LLC